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PROSPECTUS SUPPLEMENT                                                                                           File No. 333-52822
----------------------
 (To Prospectus Supplement and Prospectus dated January 24, 2001)                                               Rule 424(b)(3)


                                                      Merrill Lynch & Co., Inc.


                                                     Medium Term Notes, Series B
                                             Due Nine Months or More from Date of Issue

                                                          Fixed Rate Notes


Principal Amount:            $1,000,000,000

Discount:                    0.250%

Issue Price:                 100.00%

Proceeds:                    $997,500,000.00

Cusip Number:                59018Y KB6

Interest Rate:               5.35000% per annum

Original Issue Date:         June 12, 2001

Stated Maturity Date:        June 15, 2004

Interest Payment Dates:      Each June 15th and December 15th, commencing on December 15, 2001 until maturity.

Repayment at the Option
of the Holder:               The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:              The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                        The Notes are being issued in fully registered book-entry form.

Trustee:                     The Chase Manhattan Bank

Underwriters:
                             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), BNP Paribas Securities Corp. and HSBC
                             Securities (USA) Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                             Pursuant to an agreement, dated June 7, 2001 (the "Agreement"), between the Company and the
                             Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                         Underwriters                                                 Principal Amount of the Notes
                                         ------------                                                 -----------------------------

                                  Merrill Lynch, Pierce, Fenner & Smith                                         $980,000,000
                                              Incorporated
                                  BNP Paribas Securities Corp.                                                   $10,000,000
                                  HSBC Securities (USA) Inc.                                                     $10,000,000
                                                                                                                 -----------
                                              Total                                                           $1,000,000,000

                             Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                             The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue
                             Price may be changed.

                             The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                       June 7, 2001

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